NEWS RELEASE
FOR IMMEDIATE RELEASE
November 15, 2023
CAPITOL FEDERAL FINANCIAL, INC.®
REVISES ITS FISCAL YEAR 2023 RESULTS REDUCING ITS NET LOSS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company," "we" or "our"), the parent company of Capitol Federal Savings Bank (the "Bank"), revised the Company's fiscal year-end September 30, 2023 earnings release, which was issued on October 25, 2023, to correct the accounting treatment for the net realized losses associated with the Company's sale of securities in October 2023. All of the net losses realized were originally recorded in fiscal year 2023. Following continued review, we have determined that $13.3 million of the net pre-tax losses realized on the sale of securities should not have been reported in fiscal year 2023 net income. Rather, this amount of the loss, which was attributable to the change in valuation after September 30, 2023, should be recorded in the first quarter of fiscal year 2024. The impact to the Company’s income statement as a result of correcting the accounting treatment for the net losses on the securities sale reduced the Company’s net loss for fiscal year 2023 by $10.0 million, resulting in a net loss of $101.7 million, or $(0.76) per share, for the year, compared to a net loss of $111.7 million, or $(0.84) per share as was reported on October 25, 2023. For best viewing results, please view this release in Portable Document Format (PDF) on our website, https://ir.capfed.com.

Strategic Securities Transaction to Improve Future Earnings
Other than of the $13.3 million loss now being reflected in fiscal year 2024 instead of fiscal year 2023, all of the financial results of the securities transaction remain the same as reported on October 25, 2023.

In October 2023, the Company initiated a strategic securities transaction (“securities strategy”) by selling $1.30 billion of securities, representing 94% of its securities portfolio. Since the Company did not have the intent to hold the $1.30 billion of securities to maturity at September 30, 2023, the Company recognized an impairment loss on those securities, which is being reflected in our September 30, 2023 financial statements. The securities strategy is designed to allow the Company to improve its earnings stream going forward, beginning in fiscal year 2024, and to provide liquidity to deleverage the balance sheet. The securities strategy, on a static basis, is expected to increase our earnings per share by approximately $0.30 and our net interest margin by approximately 60 basis points in fiscal year 2024 through securities reinvestment. The $13.3 million net loss discussed above, will reduce earnings for the first quarter of fiscal year 2024 and for fiscal year 2024 by $0.08 per share.

The securities strategy also provides liquidity to pay down borrowings, which should enable the Company to reduce the size of the balance sheet to under $10 billion in total assets by December 31, 2023, while keeping the Bank and Company well-capitalized and with tangible common equity for the Company of more than 10.0%. Following the execution of the securities strategy, the Company maintains exceptional asset quality along with strong liquidity measures, including an unused $2.11 billion line of credit with the Federal Home Loan Bank Topeka (“FHLB”), enabling the Company to meet current and expected future commitments.

The proceeds from the sale of the securities in October 2023 were used to purchase $632.0 million of securities, yielding 5.75%, and pay down $500.0 million of borrowings with a cost of 4.70%. The Company plans to hold the remaining cash at the Federal Reserve Bank (“FRB”) earning the interest on reserve balances rate, until such time it can be used to fund commercial loan commitments or other Bank operations. The Company expects these actions will help reduce total assets to approximately $9.70 billion by December 31, 2023. The weighted average yield on the securities sold was 1.22% and the average duration was 3.6 years. The Company expects the earn-back period to be 3.9 years, aligning closely with the average duration of the securities sold.

The Company's balance sheet is primarily composed of one- to four-family loans, most of which were refinanced in fiscal years 2020, 2021 and 2022 at then-current market interest rates. Securities were purchased during the same time period, also at low market interest rates, as a result of significant cash inflows from pandemic-related governmental stimulus support. Beginning in March 2022, the Federal Reserve started to raise interest rates at a record pace which resulted in the Bank increasing rates on deposit products to retain funds. Some of the Bank's borrowings also repriced to higher market interest rates during that same time period. Due to the composition of our loan and securities portfolios, our assets were not able to reprice as quickly as our liabilities, resulting in net interest margin compression. The securities strategy addresses the Company's recent decline in earnings associated with net interest margin compression driven by these factors by recognizing a net loss in fiscal year 2023. Because the securities sold in the securities strategy were held on our balance sheet as available for sale, the net loss in fiscal year 2023 had minimal impact to the Company’s tangible book value per share (“TBVPS”), as most of this loss was already included in the calculation of our TBVPS.

Fiscal Year 2023 Highlights
The highlights for fiscal year 2023 include:
•On October 24, 2023, announced a cash dividend of $0.085 per share, payable on November 17, 2023 to stockholders of record as of the close of business on November 3, 2023;
•successfully implemented new core processing and digital banking systems to enhance customer experiences and better position the Bank for the future;
•net interest margin of 1.43% (1.55% excluding the effects of the leverage strategy);
•loan growth of 6.8%;
•paid dividends of $0.62 per share.

Comparison of Operating Results for the Three Months Ended September 30, 2023 and June 30, 2023
For the quarter ended September 30, 2023, the Company recognized a net loss of $140.4 million, or $(1.05) per share, compared to net income of $8.3 million, or $0.06 per share, for the quarter ended June 30, 2023. The net loss for the current quarter was due to the securities strategy. Excluding the securities strategy, earnings per share would have been $0.04 for the current quarter. The net interest margin decreased 11 basis points, from 1.32% for the prior quarter to 1.21% for the current quarter. Excluding the effects of the leverage strategy discussed in the "Leverage Strategy" section below, the net interest margin decreased 15 basis points, from 1.39% for the prior quarter to 1.24% for the current quarter. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of deposits, primarily retail certificates of deposit.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent. The weighted average yield on loans receivable increased nine basis points and the weighted average yield on cash and cash equivalents increased 15 basis points compared to the prior quarter.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$74,031	$71,918	$2,113	2.9%
Cash and cash equivalents	6,139	10,009	(3,870)	(38.7)
Mortgage-backed securities ("MBS")	4,399	4,562	(163)	(3.6)
FHLB stock	2,796	3,260	(464)	(14.2)
Investment securities	894	895	(1)	(0.1)
Total interest and dividend income	$88,259	$90,644	$(2,385)	(2.6)

The increase in interest income on loans receivable was due to an increase in the weighted average yield, along with an increase in the average balance of commercial loans. The increase in the weighted average yield was due primarily to originations and purchases/participations at higher market rates, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The decrease in interest income on cash and cash equivalents was due mainly to a decrease in the average balance of cash associated with the leverage strategy compared to the prior quarter due to a reduction in the leverage strategy usage in the current quarter. The decrease in dividend income on FHLB stock was due mainly to a decrease in the average balance of FHLB stock associated with the leverage strategy, partially offset by an increase in the dividend rate paid by FHLB.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent. The weighted average rate paid on deposits increased 37 basis points and the weighted average rate paid on borrowings not associated with the leverage strategy increased 10 basis points compared to the prior quarter.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$27,746	$31,449	$(3,703)	(11.8)%
Deposits	29,778	24,445	5,333	21.8
Total interest expense	$57,524	$55,894	$1,630	2.9

During the current quarter, interest expense on borrowings associated with the leverage strategy decreased $4.7 million due to a reduction in usage of the leverage strategy. This was partially offset by an increase in interest expense on borrowings not associated with the leverage strategy, specifically the full quarter impact of borrowings under the Federal Reserve's Bank Term Funding Program ("BTFP"). The increase in interest expense on deposits was due primarily to increases in the weighted average rate paid and average balance of the retail certificate of deposit portfolio.

Provision for Credit Losses
For the quarter ended September 30, 2023, the Bank recorded a provision for credit losses of $963 thousand, compared to a provision for credit losses of $1.3 million for the prior quarter. The provision for credit losses in the current quarter was comprised of a $1.4 million increase in the allowance for credit losses ("ACL") for loans, partially offset by a $477 thousand decrease in the reserve for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to the reduction in prepayment speeds related to the commercial loan portfolio and commercial loan growth. The release of provision for credit losses associated with the reserve for off-balance sheet credit exposures was due primarily to a reduction in commercial construction off-balance sheet credit exposures due to projects being completed.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,758	$3,404	$(646)	(19.0)%
Insurance commissions	927	888	39	4.4
Net loss from securities transactions	(192,622)	—	(192,622)	N/A
Other non-interest income	1,233	1,522	(289)	(19.0)
Total non-interest income	$(187,704)	$5,814	$(193,518)	(3,328.5)

The decrease in deposit service fees was due primarily to waiving certain fees for several weeks after the implementation of the Bank's new core processing system ("digital transformation") and due to changes in the fee structure of certain deposit products after the digital transformation. The net loss from securities transactions relates to the securities strategy discussed above. The decrease in other non-interest income was due mainly to a decrease in income on bank-owned life insurance related to the receipt of death benefits during the prior quarter, with no such benefits during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,804	$13,200	$(1,396)	(10.6)%
Information technology and related expense	6,448	6,118	330	5.4
Occupancy, net	3,638	3,556	82	2.3
Regulatory and outside services	1,765	1,436	329	22.9
Federal insurance premium	1,167	1,231	(64)	(5.2)
Advertising and promotional	692	1,447	(755)	(52.2)
Deposit and loan transaction costs	778	615	163	26.5
Office supplies and related expense	689	546	143	26.2
Other non-interest expense	1,213	1,187	26	2.2
Total non-interest expense	$28,194	$29,336	$(1,142)	(3.9)

The decrease in salaries and employee benefits was mainly related to the provision of our short-term performance plan that does not allow for the payment of incentive compensation as a result of the Company's net loss in the current fiscal year. The increase in information technology and related expense was due primarily to software licensing expenses associated with the Company's digital transformation. The increase in regulatory and outside services was due mainly to the timing of external audit fees, in addition to expenses related to customer support associated with the digital transformation. The decrease in advertising and promotional expense was due mainly to the timing of campaigns. The increase in deposit and loan transaction costs was due primarily to new expenses associated with the digital transformation. The increase in office supplies and related expense was due mainly to postage expense associated with the digital transformation mailings.

The Company's efficiency ratio was (17.96)% for the current quarter compared to 72.32% for the prior quarter. Excluding the effects of the securities strategy, the efficiency ratio would have been 79.08% for the current quarter. The change in the efficiency ratio, excluding the securities strategy, was due primarily to lower net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value generally indicates that it is costing the financial institution more money to generate revenue, relative to its net interest income and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and the effective tax rate.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2023	2023	Dollars	Percent
	(Dollars in thousands)
(Loss) income before income tax (benefit) expense	$(186,126)	$9,904	$(196,030)	(1,979.3)%
Income tax (benefit) expense	(45,736)	1,602	(47,338)	(2,954.9)
Net (loss) income	$(140,390)	$8,302	$(148,692)	(1,791.0)

Effective Tax Rate	24.6%	16.2%

The income tax benefit in the current quarter was a result of the pretax loss. The pretax loss, combined with the Company's permanent differences, contributed to the increase in the effective tax rate. Generally, the Company's permanent differences lower the effective tax rate when the Company has pretax income and tax expense, but as a result of the current quarter pretax loss, the Company's permanent differences have the impact of raising the effective tax rate.

Comparison of Operating Results for the Years Ended September 30, 2023 and 2022
The Company recognized net loss of $101.7 million, or $(0.76) per share, for the current year, compared to net income of $84.5 million, or $0.62 per share, for the prior year. The net loss for the current year resulted from the securities strategy. Excluding the effects of the securities strategy, earnings per share would have been $0.33 for the current year, due primarily to lower net interest income, along with recording a provision for credit losses of $6.8 million for the current year compared to a release of provision of $4.6 million for the prior year. The net interest margin decreased 36 basis points, from 1.79% for the prior year to 1.43% for the current year. Excluding the effects of the leverage strategy, the net interest margin decreased 49 basis points, from 2.04% for the prior year to 1.55% for the current year. The decrease in the net interest margin excluding the effects of the leverage strategy was due mainly to an increase in the cost of borrowings and deposits, which exceeded the increase in loan yields.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$280,087	$228,531	$51,556	22.6%
Cash and cash equivalents	43,796	18,304	25,492	139.3
MBS	18,520	19,406	(886)	(4.6)
FHLB stock	13,821	10,031	3,790	37.8
Investment securities	3,565	3,268	297	9.1
Total interest and dividend income	$359,789	$279,540	$80,249	28.7

The increase in interest income on loans receivable was due to an increase in the weighted average yield and the average balance of the loan portfolio. The increase in the average balance was mainly in the correspondent one-to four-family and commercial real estate loan portfolios. The increase in the weighted average yield was due primarily to originations and purchases at higher market yields, as well as disbursements on commercial construction loans at rates higher than the overall portfolio rate and upward repricing of existing adjustable-rate loans due to higher market interest rates. The increase in interest income on cash and cash equivalents was due to a higher yield on cash as a result of an increase in FRB interest rates. The increase in dividend income on FHLB stock was due mainly to a higher FHLB dividend rate compared to the prior year period, along with an increase in the average balance of FHLB stock due to an increase in FHLB borrowings not associated with the leverage strategy.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Borrowings	$124,250	$52,490	$71,760	136.7%
Deposits	82,267	34,456	47,811	138.8
Total interest expense	$206,517	$86,946	$119,571	137.5

The increase in interest expense on borrowings was due primarily to an increase in the average balance and weighted average rate on borrowings not associated with the leverage strategy, along with an increase in the weighted average rate on the borrowings associated with the leverage strategy compared to the prior year. Interest expense on borrowings not associated with the leverage strategy increased due to new borrowings added between periods, at market interest rates higher than the overall portfolio rate, to replace maturing advances and to fund operational needs. Interest expense on borrowings associated with the leverage strategy increased $21.2 million compared to the prior year due to increase usage of the leverage strategy in the current year. The increase in interest expense on deposits was due to an increase in the weighted average rate paid on the deposit portfolio, primarily retail certificates of deposit and money market accounts.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current year of $6.8 million, compared to a release of provision of $4.6 million during the prior year. The provision for credit losses in the current year was comprised of a $7.5 million increase in the ACL for loans and a $656 thousand decrease in reserves for off-balance sheet credit exposures. The provision for credit losses associated with the ACL was due primarily to the outlook for worsening economic forecast conditions in the current fiscal year compared to the prior fiscal year, along with a reduction in the projected prepayment speeds used in the model for all loan categories. The release of provision for credit losses associated with the reserve for off-balance sheet credit exposures was due primarily to refining our methodology to account for the estimated credit losses on unfunded commercial construction-to-permanent loans and commitments for the time period after construction is expected to be completed.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$12,745	$13,798	$(1,053)	(7.6)%
Insurance commissions	3,487	2,947	540	18.3
Net loss from securities transactions	(192,622)	—	(192,622)	N/A
Other non-interest income	4,935	6,085	(1,150)	(18.9)
Total non-interest income	$(171,455)	$22,830	$(194,285)	(851.0)
The decrease in deposit service fees was due primarily to waiving certain fees for several weeks after the digital transformation, a change in the fee structure of certain deposit products after the digital transformation, and an increase in debit card expenses. The increase in insurance commissions was due primarily to annual contingent insurance commissions received being higher than anticipated and the related accrual adjustments, along with overall commissions being higher in the current year due mainly to growth and strong retention on personal policies and continued success growing our commercial policies. The net loss from securities transactions relates to the Bank's securities strategy discussed above. The decrease in other non-interest income was due mainly to the prior year including gains on a loan-related financial derivative agreement, with no such market value gains in the current year, along with a decrease in income on bank-owned life insurance compared to the prior year due to a reduction in the yield and death benefits received between the two periods.
Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$51,491	$56,600	$(5,109)	(9.0)%
Information technology and related expense	23,425	18,311	5,114	27.9
Occupancy, net	14,236	14,370	(134)	(0.9)
Regulatory and outside services	6,039	6,192	(153)	(2.5)
Federal insurance premium	4,456	3,020	1,436	47.5
Advertising and promotional	4,305	5,178	(873)	(16.9)
Deposit and loan transaction costs	2,694	2,797	(103)	(3.7)
Office supplies and related expense	2,499	1,951	548	28.1
Other non-interest expense	4,789	4,432	357	8.1
Total non-interest expense	$113,934	$112,851	$1,083	1.0

The decrease in salaries and employee benefits was attributable mainly to lower incentive compensation in the current fiscal year, along with a reduction in loan commissions due to lower loan origination activity, and an increase in capitalized payroll costs related to the digital transformation project. The increase in information technology and related expenses was due mainly to third-party project management expenses associated with the Bank's digital transformation project, along with higher software licensing expenses due to agreement renewals at higher costs and new agreements associated with the digital transformation. The decrease in advertising and promotional expense was due mainly to the timing of campaigns. The increase in federal insurance premium expense was due mainly to an increase in the FDIC assessment rate. The increase in office supplies and related expense was due primarily to an increase in postage, along with the write-off of the Bank's remaining inventory of unissued non-contactless debit cards, which have now become obsolete. The increase in other non-interest expense was due mainly to expenses associated with the collateral received on the Bank's interest rate swap agreements.

The Company's efficiency ratio was (626.63)% for the current year compared to 52.39% for the prior year. Excluding the effects of the securities strategy, the efficiency ratio would have been 65.31% for the current year. The change in the efficiency ratio, excluding the securities strategy, was due primarily to lower net interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent and effective tax rate.

	For the Year Ended
	September 30,		Change Expressed in:
	2023	2022	Dollars	Percent
	(Dollars in thousands)

(Loss) income before income tax (benefit) expense	$(138,955)	$107,203	$(246,158)	(229.6)%
Income tax (benefit) expense	(37,296)	22,750	(60,046)	(263.9)
Net (loss) income	$(101,659)	$84,453	$(186,112)	(220.4)

Effective Tax Rate	26.8%	21.2%
The income tax benefit in the current year was a result of the pretax loss. The pretax loss, combined with the Company's permanent differences, contributed to the increase in the effective tax rate. Generally, the Company's permanent differences lower the effective tax rate when the Company has pretax income and tax expense, but as a result of the current year pretax loss, the Company's permanent differences have the impact of raising the effective tax rate. Management anticipates the effective tax rate for fiscal year 2024 will be approximately 19% to 20%.

Financial Condition as of September 30, 2023
The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	September 30,	June 30,	Percent	September 30,	Percent
	2023	2023	Change	2022	Change
	(Dollars and shares in thousands)
Total assets	$10,177,461	$10,294,127	(4.5)%	$9,624,897	5.7%
Available-for-sale ("AFS") securities	1,384,482	1,444,867	(16.7)	1,563,307	(11.4)
Loans receivable, net	7,970,949	7,963,360	0.4	7,464,208	6.8
Deposits	6,051,220	6,092,840	(2.7)	6,194,866	(2.3)
Borrowings	2,879,125	2,986,162	(14.3)	2,132,154	35.0
Stockholders' equity	1,044,054	1,061,285	(6.5)	1,096,499	(4.8)
Equity to total assets at end of period	10.3%	10.3%		11.4%
Average number of basic shares outstanding	133,225	133,199	0.1	135,773	(1.9)
Average number of diluted shares outstanding	133,225	133,199	0.1	135,773	(1.9)

As part of the securities strategy, $1.30 billion of AFS securities were designated for sale as of September 30, 2023. The $192.7 million of unrealized loss, which includes $11.4 million of premium write-downs, associated with these securities was recognized as a net loss from securities transactions in the fiscal year 2023 consolidated income statement. In October 2023, the Company sold the securities for an additional $13.3 million of net loss which will be reported in the first quarter of fiscal year 2024.

During the current quarter, total assets decreased $116.7 million as operating cash and cash flows from the securities portfolio were used to pay off a maturing FHLB advance and fund deposit outflows. While the total loan portfolio balance remained relatively unchanged, there was a shift in the portfolio mix as commercial loans increased $63.4 million while one- to four-family loans decreased $55.3 million, including a $35.9 million decrease in one- to four-family correspondent loans. The Bank continues to reduce purchases of correspondent loans with the intention of having correspondent purchases near zero, which will result in a continued decrease in the balance of that portfolio.

Total liabilities decreased $99.4 million during the current quarter as a maturing $100.0 million FHLB advance was not renewed, along with a $41.6 million decrease in deposits, partially offset by an increase in advances by borrowers due to timing of the receipt of borrower funds and payment of property taxes and an increase in other liabilities for new commitments to fund low income housing partnership investments. The decrease in deposits was primarily in retail non-maturity deposits and public unit certificates of deposit, partially offset by an increase in retail certificates of deposit. The increase in retail certificates of deposit was in terms less than 17 months.

Total assets increased $552.6 million from September 30, 2022 to September 30, 2023. The increase was mainly composed of a $506.7 million increase in the loan portfolio and a $196.4 million increase in operating cash, partially offset by a $178.8 million decrease in securities. The growth in the loan portfolio was primarily funded with proceeds from borrowings.

Total liabilities increased $605.0 million from September 30, 2022 to September 30, 2023 due to a $747.0 million increase in borrowings, partially offset by a $143.6 million decrease in deposits. The increase in borrowings was composed of $500.0 million in BTFP borrowings at a rate of 4.70% and the remaining amounts were FHLB advances. The decrease in deposits during the current year was mainly in non-maturity deposits which decreased $670.1 million, largely retail money market accounts, partially offset by a $460.4 million increase in retail certificates of deposit and a $53.6 million increase in public unit certificates of deposit. During the March 2023 quarter, the Bank held a certificate of deposit promotional campaign, which resulted in $177.3 million in new retail certificates of deposit with the majority of the funds coming from customer transfers from existing deposits within the Bank. The additional decrease in non-maturity deposit balances was likely due to depositors moving funds to alternative, higher yielding investment products and/or withdrawing funds for customer spending. The majority of the growth in the retail certificate of deposit portfolio in the current fiscal year were in terms less than 17 months. Management continues to competitively price certain short-term retail certificate of deposit products to encourage customers to move to shorter-term options. If rates were to decrease in the near future, the Bank would be able to reprice those balances to lower market rates at maturity.

For short-term liquidity needs, the Bank has access to a line of credit at the FHLB in addition to the FRB of Kansas City discount window. The Bank's FHLB borrowing limit was 50% of the Bank's Call Report total assets as of September 30, 2023. The amount that can be borrowed from the FRB of Kansas City's discount window is based upon the fair value of securities pledged as collateral. Management estimated that the Bank had $2.71 billion in additional liquidity available at September 30, 2023 based on the Bank's blanket collateral agreement with FHLB and unencumbered securities.

As of September 30, 2023, approximately $789.0 million of the Bank's deposit portfolio was uninsured, of which approximately $425.1 million related to commercial and retail deposit accounts and the remainder was mainly comprised of fully collateralized public unit deposits and intercompany accounts. The uninsured amounts are estimates based on the methodologies and assumptions used for the Bank's regulatory reporting requirements.

The following table summarizes loan originations and purchases, deposit activity, and borrowing activity, along with certain related weighted average rates, during the periods indicated. The borrowings presented in the table have original contractual terms of one year or longer.

	For the Three Months Ended		For the Year Ended
	September 30, 2023		September 30, 2023
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations, purchases, and participations
One- to four-family and consumer:
Originated	$103,713	6.64%	$467,269	5.91%
Purchased	13,598	5.97	415,797	5.02

Commercial:
Originated	46,191	7.57	463,093	6.01
Participations/Purchased	17,200	6.80	228,275	6.62
	$180,702	6.84	$1,574,434	5.81

Deposit Activity
Non-maturity deposits	$(131,862)		$(670,085)
Retail/Commercial certificates of deposit	115,200		472,888

Borrowing activity
Maturities and repayments	(107,418)	2.28	(329,672)	2.01
New borrowings	—	—	650,000	4.47
BTFP, net	—	—	500,000	4.70

Leverage Strategy
At times, the Bank has utilized a leverage strategy to increase earnings which entails entering into short-term FHLB advances and depositing the proceeds from the borrowings, net of the required FHLB stock holdings, at the FRB of Kansas City. The borrowings are repaid prior to quarter end. The average balance of leverage strategy borrowings was $239.1 million and $604.4 million during the quarters ended September 30, 2023 and June 30, 2023, respectively, and $924.4 million for the year ended September 30, 2023. At times during the current quarter, the leverage strategy was not profitable and therefore was not utilized, resulting in a decrease in the average outstanding balance of leverage strategy borrowings compared to the prior quarter. Net income attributable to the leverage strategy was $38 thousand and $997 thousand for the quarter and year ended September 30, 2023, respectively. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Management continues to monitor the net interest rate spread and overall profitability of the leverage strategy.

Stockholders' Equity
Stockholders' equity totaled $1.04 billion at September 30, 2023. During the year ended September 30, 2023, the Company paid cash dividends totaling $83.2 million. These cash dividends totaled $0.620 per share and consisted of a $0.28 per share cash true-up dividend related to fiscal year 2022 earnings and four regular quarterly cash dividends of $0.085 per share.
On October 24, 2023, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on November 17, 2023 to stockholders of record as of the close of business on November 3, 2023.
Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of September 30, 2023, the Bank's tier 1 leverage ratio was 8.5%, which exceeded the minimum requirement. The tier 1 leverage ratio is based on average assets. The leverage strategy increases average assets which in turn reduces the Bank's tier 1 leverage ratio.

At September 30, 2023, Capitol Federal Financial, Inc., at the holding company level, had $83.4 million in cash on deposit at the Bank. For fiscal year 2024, it is the intention of the Board of Directors to pay out the regular quarterly cash dividend of $0.085 per share. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

During the current quarter, the Company repurchased 250,594 shares of common stock at an average price of $4.97 per share. There remains $21.2 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the FRB of Kansas City's existing approval for the Company to repurchase shares expires in August 2024.

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2023.

Total shares outstanding	135,936,375
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(2,896,810)
Net shares outstanding	133,039,565
Fiscal Year 2024 Outlook
Information technology and related expenses are anticipated to be $3 million lower in fiscal year 2024 as compared to fiscal year 2023 due to a reduction in professional services costs related to the digital transformation. Now that the digital transformation is complete, the professional services are no longer necessary. Additionally, income from deposit service fees is anticipated to be approximately $1 million lower in fiscal year 2024 as compared to fiscal year 2023 due to changes in the fee structure of certain deposit products after the digital transformation, which is in line with industry trends. In the first quarter of fiscal year 2024, $13.3 million of net pre-tax losses will be recognized on the sale of securities in October 2023.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 51 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Forward-Looking Statements
Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates and the effects of inflation or a potential recession, whether caused by Federal Reserve action or otherwise; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor or depositor sentiment; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the Securities and Exchange Commission (SEC). Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	September 30,
	2023	2023	2022
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $213,830, $308,127 and $27,467)	$245,605	$329,409	$49,194
AFS securities, at estimated fair value (amortized cost of $1,385,992, $1,624,837 and $1,768,490)	1,384,482	1,444,867	1,563,307
Loans receivable, net (ACL of $23,759, $22,399 and $16,371)	7,970,949	7,963,360	7,464,208
FHLB stock, at cost	110,714	116,012	100,624
Premises and equipment, net	91,531	91,713	94,820
Income taxes receivable, net	8,531	5,894	1,266
Deferred income tax assets, net	29,605	26,889	33,884
Other assets	336,044	315,983	317,594
TOTAL ASSETS	$10,177,461	$10,294,127	$9,624,897

LIABILITIES:
Deposits	$6,051,220	$6,092,840	$6,194,866
Borrowings	2,879,125	2,986,162	2,132,154
Advances by borrowers	62,993	40,982	80,067
Other liabilities	140,069	112,858	121,311
Total liabilities	9,133,407	9,232,842	8,528,398

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 135,936,375, 136,158,569 and 138,858,884 shares issued and outstanding as of September 30, 2023, June 30, 2023, and September 30, 2022, respectively	1,359	1,361	1,388
Additional paid-in capital	1,166,643	1,167,979	1,190,213
Unearned compensation, ESOP	(28,083)	(28,497)	(29,735)
Retained earnings	(104,565)	47,148	80,266
Accumulated other comprehensive income (loss), net of tax	8,700	(126,706)	(145,633)
Total stockholders' equity	1,044,054	1,061,285	1,096,499
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,177,461	$10,294,127	$9,624,897

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2023	2023	2023	2022
INTEREST AND DIVIDEND INCOME:
Loans receivable	$74,031	$71,918	$280,087	$228,531
Cash and cash equivalents	6,139	10,009	43,796	18,304
MBS	4,399	4,562	18,520	19,406
FHLB stock	2,796	3,260	13,821	10,031
Investment securities	894	895	3,565	3,268
Total interest and dividend income	88,259	90,644	359,789	279,540

INTEREST EXPENSE:
Borrowings	27,746	31,449	124,250	52,490
Deposits	29,778	24,445	82,267	34,456
Total interest expense	57,524	55,894	206,517	86,946

NET INTEREST INCOME	30,735	34,750	153,272	192,594

PROVISION FOR CREDIT LOSSES	963	1,324	6,838	(4,630)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	29,772	33,426	146,434	197,224

NON-INTEREST INCOME:
Deposit service fees	2,758	3,404	12,745	13,798
Insurance commissions	927	888	3,487	2,947
Net loss from securities transactions	(192,622)	—	(192,622)	—
Other non-interest income	1,233	1,522	4,935	6,085
Total non-interest income	(187,704)	5,814	(171,455)	22,830

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,804	13,200	51,491	56,600
Information technology and related expense	6,448	6,118	23,425	18,311
Occupancy, net	3,638	3,556	14,236	14,370
Regulatory and outside services	1,765	1,436	6,039	6,192
Federal insurance premium	1,167	1,231	4,456	3,020
Advertising and promotional	692	1,447	4,305	5,178
Deposit and loan transaction costs	778	615	2,694	2,797
Office supplies and related expense	689	546	2,499	1,951
Other non-interest expense	1,213	1,187	4,789	4,432
Total non-interest expense	28,194	29,336	113,934	112,851
(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(186,126)	9,904	(138,955)	107,203
INCOME TAX (BENEFIT) EXPENSE	(45,736)	1,602	(37,296)	22,750
NET (LOSS) INCOME	$(140,390)	$8,302	$(101,659)	$84,453

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	September 30, 2023			June 30, 2023
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$4,036,609	$34,584	3.43%	$4,052,906	$34,224	3.38%
Correspondent purchased	2,454,407	19,794	3.23	2,491,016	19,937	3.20
Bulk purchased	138,922	524	1.51	141,985	527	1.49
Total one- to four-family loans	6,629,938	54,902	3.31	6,685,907	54,688	3.27
Commercial loans	1,249,498	16,930	5.30	1,180,906	15,172	5.08
Consumer loans	104,252	2,199	8.37	102,390	2,058	8.06
Total loans receivable(1)	7,983,688	74,031	3.69	7,969,203	71,918	3.60
MBS(2)	1,078,957	4,399	1.63	1,126,953	4,562	1.62
Investment securities(2)(3)	524,574	894	0.68	525,012	895	0.68
FHLB stock(4)	120,159	2,796	9.23	146,482	3,260	8.93
Cash and cash equivalents(5)	453,486	6,139	5.30	769,434	10,009	5.15
Total interest-earning assets	10,160,864	88,259	3.45	10,537,084	90,644	3.43
Other non-interest-earning assets	271,074			271,898
Total assets	$10,431,938			$10,808,982

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$900,526	449	0.20	$949,909	398	0.17
Savings	492,737	145	0.12	521,831	143	0.11
Money market	1,404,496	6,913	1.95	1,485,672	6,295	1.70
Retail certificates	2,498,839	20,268	3.22	2,339,477	15,685	2.69
Commercial certificates	30,735	273	3.53	44,083	307	2.80
Wholesale certificates	158,598	1,730	4.33	155,157	1,617	4.18
Total deposits	5,485,931	29,778	2.15	5,496,129	24,445	1.78
Borrowings(6)	3,150,179	27,746	3.48	3,520,594	31,449	3.57
Total interest-bearing liabilities	8,636,110	57,524	2.64	9,016,723	55,894	2.48
Non-interest-bearing deposits	540,607			556,682
Other non-interest-bearing liabilities	191,978			161,360
Stockholders' equity	1,063,243			1,074,217
Total liabilities and stockholders' equity	$10,431,938			$10,808,982

Net interest income(7)		$30,735			$34,750
Net interest-earning assets	$1,524,754			$1,520,361
Net interest margin(8)(9)			1.21			1.32
Ratio of interest-earning assets to interest-bearing liabilities			1.18x			1.17x

Selected performance ratios:
Return on average assets (annualized)(9)			(5.38%)			0.31%
Return on average equity (annualized)(9)			(52.82)			3.09
Average equity to average assets			10.19			9.94
Operating expense ratio (annualized)(10)			1.08			1.09
Efficiency ratio(9)(11)			(17.96)			72.32
Pre-tax yield on leverage strategy(12)			0.07			0.07

	For the Year Ended September 30,
	2023			2022
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
One- to four-family loans:
Originated	$4,047,209	$135,873	3.36%	$3,985,267	$129,392	3.25%
Correspondent purchased	2,428,257	76,335	3.14	2,072,677	55,227	2.66
Bulk purchased	143,105	1,923	1.34	159,152	2,053	1.29
Total one- to four-family loans	6,618,571	214,131	3.24	6,217,096	186,672	3.00
Commercial loans	1,150,831	57,991	4.97	884,126	37,223	4.15
Consumer loans	103,016	7,965	7.73	93,544	4,636	4.96
Total loans receivable(1)	7,872,418	280,087	3.55	7,194,766	228,531	3.17
MBS(2)	1,150,013	18,520	1.61	1,354,080	19,406	1.43
Investment securities(2)(3)	524,919	3,565	0.68	523,170	3,268	0.62
FHLB stock(4)	157,925	13,821	8.75	149,236	10,031	6.72
Cash and cash equivalents(5)	998,793	43,796	4.32	1,562,274	18,304	1.16
Total interest-earning assets	10,704,068	359,789	3.35	10,783,526	279,540	2.59
Other non-interest-earning assets	263,713			343,311
Total assets	$10,967,781			$11,126,837

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$961,779	1,504	0.16	$1,056,303	752	0.07
Savings	525,423	488	0.09	543,609	299	0.06
Money market	1,567,540	19,426	1.24	1,840,898	4,578	0.25
Retail certificates	2,266,740	54,724	2.41	2,203,452	27,664	1.26
Commercial certificates	40,258	993	2.47	103,865	666	0.64
Wholesale certificates	134,641	5,132	3.81	150,689	497	0.33
Total deposits	5,496,381	82,267	1.50	5,898,816	34,456	0.58
Borrowings(6)	3,658,015	124,250	3.38	3,288,348	52,490	1.58
Total interest-bearing liabilities	9,154,396	206,517	2.25	9,187,164	86,946	0.94
Non-interest-bearing deposits	562,023			573,954
Other non-interest-bearing liabilities	179,373			178,526
Stockholders' equity	1,071,989			1,187,193
Total liabilities and stockholders' equity	$10,967,781			$11,126,837

Net interest income(7)		$153,272			$192,594
Net interest-earning assets	$1,549,672			$1,596,362
Net interest margin(8)(9)			1.43			1.79
Ratio of interest-earning assets to interest-bearing liabilities			1.17x			1.17x

Selected performance ratios:
Return on average assets(9)			(0.93%)			0.76%
Return on average equity(9)			(9.48)			7.11
Average equity to average assets			9.77			10.67
Operating expense ratio(10)			1.04			1.01
Efficiency ratio(9)(11)			(626.63)			52.39
Pre-tax yield on leverage strategy(12)			0.13			0.25

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $1.0 million for each of the quarters ended September 30, 2023 and June 30, 2023, respectively, and $1.0 million and $1.7 million for the years ended September 30, 2023 and September 30, 2022, respectively.
(4)Included in this line, for the quarters ended September 30, 2023 and June 30, 2023, respectively, is FHLB stock related to the leverage strategy with an average outstanding balance of $10.8 million and $27.2 million, respectively, and dividend income of $251 thousand and $610 thousand, respectively, at a weighted average yield of 9.25% and 9.00%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $109.4 million and $119.3 million, respectively, and dividend income of $2.5 million and $2.7 million, respectively, at a weighted average yield of 9.23% and 8.91%, respectively. Included in this line, for the years ended September 30, 2023 and September 30, 2022, respectively, is FHLB stock related to the leverage strategy with an average outstanding balance of $41.6 million and $71.0 million, respectively, and dividend income of $3.6 million and $4.8 million, respectively, at a weighted average yield of 8.69% and 6.75%, respectively, and FHLB stock not related to the leverage strategy with an average outstanding balance of $116.3 million and $78.2 million, respectively, and dividend income of $10.2 million and $5.2 million, respectively, at a weighted average yield of 8.77% and 6.69%, respectively.
(5)The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $228.4 million and $577.2 million during the quarters ended September 30, 2023 and June 30, 2023, respectively, and an average balance of cash related to the leverage strategy of $882.8 million and $1.51 billion during the years ended September 30, 2023 and September 30, 2022, respectively.
(6)Included in this line, for the quarters ended September 30, 2023 and June 30, 2023, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $239.1 million and $604.4 million, respectively, and interest paid of $3.3 million and $7.9 million, respectively, at a weighted average rate of 5.33% and 5.20%, respectively, and borrowings not related to the leverage strategy with an average outstanding balance of $2.91 billion and $2.92 billion, respectively, and interest paid of $24.5 million and $23.5 million, respectively, at a weighted average rate of 3.33% and 3.23%, respectively. Included in this line, for the years ended September 30, 2023 and September 30, 2022, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $924.4 million and $1.58 billion, respectively, and interest paid of $39.7 million and $18.5 million, respectively, at a weighted average rate of 4.24% and 1.15%, respectively, and borrowings not related to the leverage strategy with an average outstanding balance of $2.73 billion and $1.71 billion, respectively, and interest paid of $84.5 million and $34.0 million, respectively, at a weighted average rate of 3.08% and 1.98%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(7)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(8)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(9)The tables below provide a reconciliation between performance measures presented in accordance with accounting standards generally accepted in the United States of America ("GAAP") and the same performance measures excluding the effects of the leverage strategy and the net loss on securities transactions associated with the securities strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance measures without the leverage strategy because of the unique nature of the leverage strategy and the net loss on securities transactions due to the non-recurring nature of the securities strategy. The Excluding Leverage Strategy (Non-GAAP) column and the Excluding Securities Strategy (Non-GAAP) column each begin with Actual (GAAP) before applying the respective strategy adjustments. The leverage strategy reduces some of our performance measures due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income. The net loss on securities associated with the securities strategy is non-recurring and resulted in the Company reporting a net loss for the current fiscal year.

	For the Three Months Ended
	September 30, 2023					June 30, 2023
	Actual	Leverage	Excluding Leverage Strategy	Securities	Excluding Securities Strategy	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	3.45%	0.05%	3.40%			3.43%	0.11%	3.32%
Cost of interest-bearing liabilities	2.64	0.08	2.56			2.48	0.20	2.28
Return on average assets (annualized)	(5.38)	0.13	(5.51)	(5.58)%	0.20%	0.31	(0.01)	0.32
Return on average equity (annualized)	(52.82)	0.01	(52.83)	(54.79)	1.97	3.09	0.03	3.06
Net interest margin	1.21	(0.03)	1.24			1.32	(0.07)	1.39
Efficiency Ratio	(17.96)	(0.03)	(17.93)	(97.04)	79.08	72.32	(0.12)	72.44
Earnings per share	$(1.05)			$(1.09)	$0.04

	For the Year Ended September 30,
	2023					2022
	Actual	Leverage	Excluding Leverage Strategy	Securities	Excluding Securities Strategy	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Yield on interest-earning assets	3.35%	0.10%	3.25%			2.59%	(0.19)%	2.78%
Cost of interest-bearing liabilities	2.25	0.23	2.02			0.94	0.04	0.90
Return on average assets	(0.93)	0.09	(1.02)	(1.33)%	0.40%	0.76	(0.09)	0.85
Return on average equity	(9.48)	0.10	(9.58)	(13.58)	4.10	7.11	0.26	6.85
Net interest margin	1.43	(0.12)	1.55			1.79	(0.25)	2.04
Efficiency Ratio	(626.63)	(53.24)	(573.39)	(691.94)	65.31	52.39	(0.87)	53.26
Earnings per share	$(0.76)			$(1.09)	$0.33
(10)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(11)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.
(12)The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.

Loan Portfolio
The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentage of total as of the dates indicated. The loan portfolio rate increased nine basis points and 43 basis points during the current quarter and current fiscal year, respectively, due primarily to one- to four-family correspondent and commercial loan growth at interest rates higher than the existing portfolios, disbursements on higher rate commercial construction loans, and repricing of existing commercial loans to higher market interest rates.

	September 30, 2023			June 30, 2023			September 30, 2022
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,978,837	3.39%	49.9%	$3,992,730	3.33%	50.1%	$3,988,469	3.20%	53.4%
Correspondent purchased	2,405,911	3.44	30.1	2,441,772	3.41	30.6	2,201,886	3.10	29.4
Bulk purchased	137,193	1.85	1.7	139,571	1.60	1.8	147,939	1.24	2.0
Construction	69,974	3.68	0.9	73,166	3.42	0.9	66,164	2.90	0.9
Total	6,591,915	3.38	82.6	6,647,239	3.33	83.4	6,404,458	3.12	85.7
Commercial:
Commercial real estate	995,788	5.29	12.5	924,142	5.00	11.6	745,301	4.30	10.0
Commercial and industrial	112,953	6.36	1.4	106,609	6.07	1.3	79,981	4.30	1.1
Construction	178,746	5.01	2.2	193,308	5.54	2.4	141,062	5.34	1.9
Total	1,287,487	5.35	16.1	1,224,059	5.18	15.3	966,344	4.45	13.0
Consumer loans:
Home equity	95,723	8.83	1.2	94,810	8.60	1.2	92,203	6.28	1.2
Other	9,256	5.20	0.1	8,632	4.96	0.1	8,665	4.21	0.1
Total	104,979	8.51	1.3	103,442	8.30	1.3	100,868	6.10	1.3
Total loans receivable	7,984,381	3.76	100.0%	7,974,740	3.67	100.0%	7,471,670	3.33	100.0%

Less:
ACL	23,759			22,399			16,371
Deferred loan fees/discounts	31,335			31,557			29,736
Premiums/deferred costs	(41,662)			(42,576)			(38,645)
Total loans receivable, net	$7,970,949			$7,963,360			$7,464,208

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, deferred loan fees/discounts, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity presented in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Year Ended
	September 30, 2023		September 30, 2023
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,974,740	3.67%	$7,471,670	3.33%
Originated and refinanced	149,904	6.93	930,362	5.96
Purchased and participations	30,798	6.43	644,072	5.59
Change in undisbursed loan funds	46,609		(99,179)
Repayments	(217,370)		(956,562)
Principal (charge-offs)/recoveries, net	(80)		(106)
Other	(220)		(5,876)
Ending balance	$7,984,381	3.76	$7,984,381	3.76

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average rate, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of September 30, 2023. Credit scores were updated in September 2023 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of		Credit		Average
	Amount	Total	Rate	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,978,837	61.0%	3.39%	772	60%	$164
Correspondent purchased	2,405,911	36.9	3.44	767	64	416
Bulk purchased	137,193	2.1	1.85	772	55	288
	$6,521,941	100.0	3.37	770	61	213

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated. The majority of the correspondent loans purchased during the current quarter were from applications in the pipeline at June 30, 2023 as the Bank continues to reduce correspondent purchases to near zero.

	For the Three Months Ended				For the Year Ended
	September 30, 2023				September 30, 2023
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$89,564	6.31%	72%	759	$399,038	5.51%	75%	764
Correspondent purchased	13,598	5.97	70	765	415,797	5.02	76	769
	$103,162	6.27	72	759	$814,835	5.26	76	767

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of September 30, 2023, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$53,497	6.62%
Correspondent	1,765	5.81
	$55,262	6.60
Commercial Loans: During the year ended September 30, 2023, the Bank originated $463.1 million of commercial loans and entered into commercial loan participations totaling $228.3 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $474.6 million at a weighted average rate of 6.09%.

As of September 30, 2023, June 30, 2023, and September 30, 2022, the Bank's commercial and industrial gross loan amounts (unpaid principal plus undisbursed amounts) totaled $158.5 million, $144.8 million, and $100.4 million, respectively, and commitments totaled $2.6 million at September 30, 2023.

The following table presents the Bank's commercial real estate and commercial construction loans by type of primary collateral as of the dates indicated. As of September 30, 2023, the Bank had three commercial real estate and commercial construction loan commitments totaling $14.0 million, at a weighted average rate of 7.57%. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects. Of the total commercial real estate and commercial construction undisbursed amounts and commitments outstanding as of September 30, 2023, management anticipates funding approximately $86 million during the December 2023 quarter, $75 million during the March 2024 quarter, $52 million during the June 2024 quarter, and $172 million during the September 2024 quarter or later.

	September 30, 2023				June 30, 2023	September 30, 2022
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Retail building	141	$265,336	$87,163	$352,499	$343,229	$230,153
Senior housing	36	308,765	22,442	331,207	310,592	328,259
Multi-family	42	83,614	225,232	308,846	309,623	122,735
Hotel	13	214,019	18,993	233,012	234,863	181,546
Office building	81	122,132	8,789	130,921	134,317	109,653
One- to four-family property	365	62,733	7,532	70,265	70,986	68,907
Single use building	30	33,990	13,203	47,193	46,477	41,908
Other	112	83,945	5,050	88,995	85,535	53,054
	820	$1,174,534	$388,404	$1,562,938	$1,535,622	$1,136,215

Weighted average rate		5.25%	6.12%	5.47%	5.35%	4.56%

The following table summarizes the Bank's commercial real estate and commercial construction loans by state as of the dates indicated.

	September 30, 2023				June 30, 2023	September 30, 2022
		Unpaid	Undisbursed	Gross Loan	Gross Loan	Gross Loan
	Count	Principal	Amount	Amount	Amount	Amount
		(Dollars in thousands)
Kansas	607	$471,114	$199,384	$670,498	$645,435	$423,797
Texas	17	269,718	78,989	348,707	334,064	280,840
Missouri	163	261,761	70,849	332,610	338,368	296,443
Colorado	8	42,766	6,619	49,385	55,113	34,377
Tennessee	2	26,391	15,745	42,136	42,539	—
Nebraska	8	35,571	2,038	37,609	37,749	32,992
Other	15	67,213	14,780	81,993	82,354	67,766
	820	$1,174,534	$388,404	$1,562,938	$1,535,622	$1,136,215

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of September 30, 2023.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	9	$436,940
>$15 to $30 million	20	418,355
>$10 to $15 million	10	122,580
>$5 to $10 million	32	234,433
$1 to $5 million	143	339,856
Less than $1 million	1,217	185,888
	1,431	$1,738,052

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. The amounts in the table represent the unpaid principal balance of the loans less related charge-offs, if any. Of the loans 30 to 89 days delinquent at September 30, 2023, approximately 72% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO. The increase in loans 30 to 89 days delinquent and in nonaccrual loans was due mainly to delinquencies returning to more historical levels as government payment assistance programs expire.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	88	$9,078	67	$6,377	45	$4,116	56	$4,708	48	$4,134
Correspondent purchased	17	5,192	20	6,704	10	3,436	4	1,216	7	1,104
Bulk purchased	1	149	—	—	3	287	3	865	3	913
Construction	4	1,123	—	—	—	—	—	—	—	—
Commercial	5	94	6	573	5	389	6	191	—	—
Consumer	30	730	22	469	22	352	24	626	24	345
	145	$16,366	115	$14,123	85	$8,580	93	$7,606	82	$6,496
30 to 89 days delinquent loans
to total loans receivable, net		0.21%		0.18%		0.11%		0.10%		0.09%

	Non-Performing Loans and OREO at:
	September 30, 2023		June 30, 2023		March 31, 2023		December 31, 2022		September 30, 2022
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	24	$2,246	16	$1,582	15	$1,084	13	$1,034	29	$2,919
Correspondent purchased	9	3,410	8	1,854	7	1,803	14	4,126	12	3,737
Bulk purchased	2	942	3	1,149	3	1,212	4	1,492	3	1,148
Commercial	12	2,183	8	1,225	7	1,152	7	1,152	8	1,167
Consumer	9	113	3	51	7	51	11	126	9	154
	56	8,894	38	5,861	39	5,302	49	7,930	61	9,125

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.11%		0.07%		0.07%		0.10%		0.12%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	2	$215	3	$295	2	$187	3	$219	3	$222
Correspondent purchased	1	282	—	—	—	—	—	—	—	—
Bulk purchased	—	—	1	257	1	257	—	—	—	—
Commercial	1	18	2	29	3	104	2	84	1	77
Consumer	—	—	1	37	—	—	—	—	1	19
	4	515	7	618	6	548	5	303	5	318
Total nonaccrual loans	60	9,409	45	6,479	45	5,850	54	8,233	66	9,443

Nonaccrual loans as a percentage of total loans		0.12%		0.08%		0.07%		0.11%		0.13%

OREO:
One- to four-family:
Originated(2)	—	$—	—	$—	2	$160	2	$161	4	$307
Correspondent purchased	1	219	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	1	21	1	21
	1	219	—	—	2	160	3	182	5	328
Total non-performing assets	61	$9,628	45	$6,479	47	$6,010	57	$8,415	71	$9,771

Non-performing assets as a percentage of total assets		0.09%		0.06%		0.06%		0.08%		0.10%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The decrease in commercial special mention loans at September 30, 2023 compared to June 30, 2023 was due mainly to two loans in a single commercial relationship that were removed from special mention due to the borrower pledging additional collateral for the loan which provided cash flow support and reduced the LTV to appropriate levels. The increase in commercial special mention loans at September 30, 2023 compared to September 30, 2022 was due mainly to three loans in a single commercial relationship where the borrower has experienced some performance issues, but is trending in a positive direction. Management continues to closely monitor the borrower's performance.

	September 30, 2023		June 30, 2023		September 30, 2022
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$18,603	$19,314	$17,935	$15,747	$12,950	$19,953
Commercial	16,407	1,293	45,377	1,265	565	2,733
Consumer	327	190	358	269	306	354
	$35,337	$20,797	$63,670	$17,281	$13,821	$23,040

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at September 30, 2023 to account for economic uncertainty that may not be adequately captured in the third party economic forecast scenarios and other management considerations related to commercial loans to account for credit risks not fully reflected in the discounted cash flow model.

The following table presents ACL activity and related ratios at the dates and for the periods indicated. The reserve for off-balance sheet credit exposures totaled $4.1 million at September 30, 2023.

	For the Three Months Ended	For the Year Ended
	September 30, 2023	September 30, 2023
	(Dollars in thousands)
Balance at beginning of period	$22,399	$16,371
Charge-offs:
One- to four-family	—	—
Commercial	(75)	(75)
Consumer	(9)	(40)
Total charge-offs	(84)	(115)
Recoveries:
One- to four-family	4	6
Commercial	—	1
Consumer	—	2
Total recoveries	4	9
Net (charge-offs) recoveries	(80)	(106)
Provision for credit losses	1,440	7,494
Balance at end of period	$23,759	$23,759

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	1.01	1.09
ACL to non-performing loans at end of period	252.51	252.51
ACL to loans receivable at end of period	0.30	0.30
ACL to net charge-offs (annualized)	73x	223x

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	September 30,	June 30,	September 30,	June 30,
	2023	2023	2023	2023
	(Dollars in thousands)
One- to four-family	$5,328	$5,474	0.08%	0.08%
Commercial:
Commercial real estate	15,589	13,436	1.57	1.45
Commercial and industrial	1,104	929	0.98	0.87
Construction	1,487	2,321	0.83	1.20
Total	18,180	16,686	1.41	1.36
Consumer	251	239	0.24	0.23
Total	$23,759	$22,399	0.30	0.28

Securities Portfolio
The following table presents the distribution of our securities portfolio, at amortized cost, at September 30, 2023. Overall, fixed-rate securities comprised 95% of our securities portfolio at September 30, 2023. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$901,440	1.71%	4.7
U.S. government-sponsored enterprise debentures	479,610	0.64	1.9
Corporate bonds	4,000	5.12	8.6
Municipal bonds	942	2.55	6.9
	$1,385,992	1.35	3.8

The following table summarizes the activity in our securities portfolio for the periods presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the periods presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.

	For the Three Months Ended			For the Year Ended
	September 30, 2023			September 30, 2023
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,444,867	1.33%	4.0	$1,563,307	1.29%	4.2
Maturities and repayments	(45,503)			(186,860)
Net amortization of (premiums)/discounts	(720)			(3,016)
Change in valuation on AFS securities	(14,162)			11,051
Ending balance - carrying value	$1,384,482	1.35	3.8	$1,384,482	1.35	3.8

Deposit Portfolio
The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The increase in the deposit portfolio rate during the current quarter and current year period was due mainly to higher rates on money market accounts and retail certificates of deposit.

	September 30, 2023			June 30, 2023			September 30, 2022
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$558,326	—%	9.2%	$567,764	—%	9.3%	$591,387	—%	9.5%
Interest-bearing checking	901,994	0.19	14.9	938,722	0.19	15.4	1,027,222	0.07	16.6
Savings	480,091	0.12	7.9	509,975	0.12	8.4	552,743	0.06	8.9
Money market	1,380,617	1.96	22.8	1,436,429	1.94	23.6	1,819,761	0.47	29.4
Retail certificates of deposit	2,533,954	3.47	41.9	2,423,665	3.00	39.8	2,073,542	1.34	33.5
Commercial certificates of deposit	48,751	3.56	0.8	43,840	3.25	0.7	36,275	0.97	0.6
Public unit certificates of deposit	147,487	4.44	2.5	172,445	4.26	2.8	93,936	1.61	1.5
	$6,051,220	2.07	100.0%	$6,092,840	1.83	100.0%	$6,194,866	0.63	100.0%

Borrowings
The following table presents the maturity of term borrowings, which consist of FHLB advances and BTFP borrowings, along with associated weighted average contractual and effective rates as of September 30, 2023. Amortizing FHLB advances are presented based on their maturity dates versus their quarterly scheduled repayment dates.

Maturity by		Contractual	Effective
Fiscal Year	Amount	Rate	Rate(1)
	(Dollars in thousands)
2024	990,000	4.30	3.79
2025	650,000	3.30	2.96
2026	575,000	2.81	2.95
2027	437,500	3.02	3.13
2028	230,328	4.94	3.91
	$2,882,828	3.63	3.34

(1)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer, and line of credit borrowings are excluded. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue. The new FHLB borrowings added during the current year had a WAM of 3.2 years, which is generally a shorter term than what management has selected in prior periods. During the current year, management periodically paid off BTFP borrowings and borrowed new BTFP funds to take advantage of lower rates. Because of these transactions, BTFP activity is presented on a net basis in the table below.

	For the Three Months Ended			For the Year Ended
	September 30, 2023			September 30, 2023
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,990,246	3.30%	2.0	$2,062,500	2.44%	2.5
Maturities and repayments	(107,418)	2.28		(329,672)	2.01
New FHLB borrowings	—	—	—	650,000	4.47	3.2
BTFP, net	—	—	—	500,000	4.70	1.0
Ending balance	$2,882,828	3.34	1.8	$2,882,828	3.34	1.8

Maturities of Interest-Bearing Liabilities
The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and non-amortizing term borrowings for the next four quarters as of September 30, 2023.

	December 31,	March 31,	June 30,	September 30,
	2023	2024	2024	2024	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$264,988	$270,160	$409,119	$423,970	$1,368,237
Repricing Rate	2.60%	2.89%	3.84%	4.37%	3.58%
Public Unit Certificates:
Amount	$42,718	$16,750	$30,420	$31,898	$121,786
Repricing Rate	4.30%	4.29%	4.42%	4.61%	4.41%
Term Borrowings:
Amount	$150,000	$65,000	$600,000	$175,000	$990,000
Repricing Rate	3.42%	2.70%	4.25%	2.92%	3.79%
Total
Amount	$457,706	$351,910	$1,039,539	$630,868	$2,480,023
Repricing Rate	3.03%	2.93%	4.09%	3.98%	3.70%

The following table sets forth the WAM information for our certificates of deposit, in years, as of September 30, 2023.

Retail certificates of deposit	1.3
Commercial certificates of deposit	1.0
Public unit certificates of deposit	0.6
Total certificates of deposit	1.2

Average Rates and Lives
At September 30, 2023, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(1.19) billion, or (11.7)% of total assets, compared to $(1.00) billion, or (9.7)% of total assets, at June 30, 2023. The change in the one-year gap amount was due primarily to an increase in the amount of liability cash flows coming due in one year at September 30, 2023 compared to June 30, 2023, partially offset by an increase in the amount of asset cash flows coming due for the same time period. This was due primarily to an increase in the amount of certificates of deposit scheduled to mature within one year as of September 30, 2023 compared to June 30, 2023 as a result of the Bank offering higher rates on shorter-term certificates of deposit.

The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2023, the Bank's one-year gap is projected to be $(1.21) billion, or (11.9)% of total assets. This compares to a one-year gap of $(1.19) billion, or (11.6)% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2023.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2023. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$1,384,482	1.35%	4.2		14.3%
Loans receivable:
Fixed-rate one- to four-family	5,605,281	3.29	6.9	70.2%	57.6
Fixed-rate commercial	456,087	4.44	3.1	5.7	4.7
All other fixed-rate loans	78,005	4.48	7.3	1.0	0.8
Total fixed-rate loans	6,139,373	3.39	6.7	76.9	63.1
Adjustable-rate one- to four-family	916,660	3.73	4.5	11.5	9.4
Adjustable-rate commercial	831,400	5.92	7.6	10.4	8.5
All other adjustable-rate loans	96,948	8.26	3.1	1.2	1.0
Total adjustable-rate loans	1,845,008	4.95	5.8	23.1	18.9
Total loans receivable	7,984,381	3.75	6.5	100.0%	82.0
FHLB stock	110,714	9.22	2.1		1.2
Cash and cash equivalents	245,605	4.70	—		2.5
Total interest-earning assets	$9,725,182	3.50	5.9		100.0%

Non-maturity deposits	$2,762,702	1.06	6.7	50.3%	33.0%
Retail certificates of deposit	2,533,954	3.47	1.3	46.1	30.2
Commercial certificates of deposit	48,751	3.56	1.0	0.9	0.6
Public unit certificates of deposit	147,487	4.44	0.6	2.7	1.8
Total interest-bearing deposits	5,492,894	2.28	4.0	100.0%	65.6
Term borrowings	2,882,828	3.34	1.8		34.4
Total interest-bearing liabilities	$8,375,722	2.65	3.2		100.0%